Exhibit 8.1
[Hogan Lovells US LLP Letterhead]
September 30, 2011
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
Ladies and Gentlemen:
     We are acting as tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”) and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the possible issuance of up to 544,673 common shares of beneficial interest, par value $0.001 per share, of the Company (the “Shares”), if and to the extent that certain holders of units of limited partnership interest (the “Units”) in the Operating Partnership of which the Company is the sole general partner, tender such Units for redemption in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (the “Partnership Agreement”), and the Company exercises its right to purchase directly and acquire such Units in exchange for the Shares. In connection with the filing of the Registration Statement we have been asked to provide you with legal opinions regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”
Bases for Opinions
     The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Board of Trustees
First Potomac Realty Trust
September 30, 2011
     In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement and (2) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) and (2), the “Reviewed Documents”).
     The opinions set forth in this letter are premised on, among other things, the written representations of the Company and the Operating Partnership contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the Company we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.
     In this regard, we have assumed with your consent the following:
     (1) that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;
     (2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;
     (3) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and
     (4) from and after the date of this letter, the Company will comply with its representation contained in the Management Representation Letter that it will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, but only to the extent available.
     Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.
Opinions
     Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:

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Board of Trustees
First Potomac Realty Trust
September 30, 2011
     (1) for the taxable years ended December 31, 2006 through December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and the Company’s current organization and current and proposed method of operation (as described in the Registration Statement and the Management Representation Letter) will enable it to meet the requirements for qualification as a REIT under the Code for its taxable year ending December 31, 2011, and for future taxable years; and
     (2) the portions of the discussion under the caption “Material U.S. Federal Income Tax Consequences” included in the Registration Statement that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.
     The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
     In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, including the taxable year ending December 31, 2011, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including qualifying rents from real property. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter, cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for 2011 (or future years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for the taxable year ending December 31, 2011 or for any future taxable year. Accordingly, the accuracy of our opinions are entirely dependent on the Company’s representations contained in the Management Representation Letter regarding the anticipated value and composition of assets that it may acquire, and the nature of income derived therefrom.
     This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

Board of Trustees
First Potomac Realty Trust
September 30, 2011
     This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the effective date of the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP

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